Exhibit 99.1

[Company Letterhead]

May 23, 2016

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, VA 22107

Attn:                    John Jeffry Louis

Robert Dickey

Dear Messrs. Louis and Dickey:

On behalf of the Board of Directors of Tribune Publishing Company (the “Company”), I am writing in response to your letter, dated May 16, 2016, reflecting your revised unsolicited proposal to acquire all of the outstanding shares of the Company for $15.00 per share in cash (the “Revised Proposal”).

We are pleased that, following our May 12 meeting, Gannett increased its offer for the Company.  Our Board of Directors has determined that the Revised Proposal is inadequate as a control investment and has rejected it.  Furthermore, our Board continues to have serious doubts about Gannett’s ability to enter into a transaction — especially when accounting for its approximate $650 million pension and OPEB liability — that makes sense for Tribune and its stakeholders.  Nevertheless, we invite Gannett to begin conducting a review of confidential information that would allow it to put forward a more credible proposal, and we would expect to conduct reciprocal diligence on Gannett.

We have no preconceived idea about where these discussions might lead, but we believe that continuing such discussions and exchanging certain information with Gannett will reveal the true benefits from combining the businesses and bring to light the substantial value that our standalone strategy would deliver in excess of the Revised Proposal.

Should you elect to accept our offer to begin a due diligence process, you will need to execute the mutual nondisclosure agreement enclosed herewith to protect our respective confidential business and transaction information.

Sincerely,

/s/ Justin C. Dearborn

Justin C. Dearborn,
on behalf of the Board of Directors

cc:	Michael W. Ferro, Jr.
Julie K. Xanders